Exhibit 99.1

News Release
CONTACTS:	Jim Eglseder (Investors) (513) 534-8424 Rich Rosen, CFA (Investors) (513) 534-3307 Debra DeCourcy, APR (Media) (513) 579-4153	FOR IMMEDIATE RELEASE April 21, 2011

FIFTH THIRD BANCORP ANNOUNCES FIRST QUARTER 2011 NET INCOME OF $265 MILLION

•

1Q11 earnings per diluted common share of $0.10 including effect of the accelerated TARP discount accretion, $0.27 per share excluding it; earnings per diluted share of $0.33 in 4Q10 and net loss per diluted share of $0.09 in 1Q10

•	1Q11 net income of $265 million compared with 4Q10 net income of $333 million and 1Q10 net loss of $10 million; 1Q11 return on assets of 1.0%

•	1Q11 net income available to common shareholders of $88 million compared with $270 million in 4Q10 and a net loss of $72 million in 1Q10

-	1Q11 net income available to common shareholders reduced by $153 million of discount accretion recorded in preferred dividends accelerated by the February repurchase of $3.408 billion in TARP CPP Preferred Stock;

•

February 2011 repurchase of $3.408 billion of TARP CPP Preferred Stock and the March 2011 repurchase of the associated warrant followed completion of successful stock and debt offerings in which the company raised more than $2.7 billion

-	Taxpayers’ returns included more than $350 million in cash dividends and $280 million on the warrant

•	Pre-provision net revenue (PPNR)* of $545 million

-	Net interest income of $884 million, down 4 percent sequentially driven by lower day count, mortgage warehouse balances, the prior refinancing of the FTPS, LLC loan and the effect of the debt issuance; net interest margin of 3.71 percent, down 4 bps sequentially

-	Noninterest income of $584 million, down 11 percent sequentially driven primarily by lower mortgage-related revenue

-	Noninterest expense of $918 million, down 7 percent sequentially

•	Credit trends remain favorable

-	1Q11 net charge-offs of $367 million (1.92 percent of loans and leases) vs. 4Q10 NCOs of $356 million and 1Q10 NCOs of $582 million; one credit represented $22 million of 1Q11 NCOs

-	Total nonperforming assets of $2.3 billion including held-for-sale declined $126 million or 5 percent sequentially to lowest level since 2Q08; nonperforming assets excluding held-for-sale of $2.1 billion declined $48 million or 2 percent

-	NPA ratio of 2.73 percent down 6 bps from 4Q10, NPL ratio of 2.11 percent down 4 bps from 4Q10; NPL inflows down approximately 12 percent

-	Total delinquencies (includes loans and leases 30-89 days past due and 90 days past due) declined 12 percent sequentially to lowest level since 2006

-	Allowance to loan ratio of 3.62 percent, 132 percent of nonperforming assets, 170 percent of nonperforming loans and leases, and 1.9 times annualized 1Q11 net charge-offs

•	Strong capital ratios; exceed fully phased-in Basel III proposed standards

-	Tier 1 common ratio 9.00 percent, up 150 bps sequentially; Tier 1 ratio 12.21 percent, down 173 bps; Total capital ratio 16.29 percent, down 185 bps

-	Tangible common equity ratio of 8.39 percent excluding unrealized gains/losses; 8.61 percent including unrealized gains/losses

•	Book value per share of $12.80; tangible book value per share of $10.11

* Pre-provision net revenue (PPNR): net interest income plus noninterest income minus noninterest expense

Fifth Third Bancorp (Nasdaq: FITB) today reported first quarter 2011 net income of $265 million, compared with net income of $333 million in the fourth quarter of 2010 and a net loss of $10 million in the first quarter of 2010. After preferred dividends, first quarter 2011 net income available to common shareholders was $88 million or $0.10 per diluted share, compared with fourth quarter net income of $270 million or $0.33 per diluted share, and a net loss of $72 million or $0.09 per diluted share in the first quarter of 2010. In connection with the repayment of the $3.408 billion TARP investment during the quarter, accretion of the remaining issuance discount was accelerated and reduced net income available to common shareholders by $153 million, or $0.17 per diluted share. This discount accretion was recorded in the preferred dividend line.

First quarter 2010 results included $121 million after-tax in benefits related to the decision to surrender one of our bank-owned life insurance (BOLI) policies.

Earnings Highlights

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Earnings ($ in millions)
Net income (loss) attributable to Bancorp	$265	$333	$238	$192	($10)	(20%)	NM
Net income (loss) available to common shareholders	$88	$270	$175	$130	($72)	(67%)	NM

Common Share Data
Earnings per share, basic	0.10	0.34	0.22	0.16	(0.09)	(71%)	NM
Earnings per share, diluted	0.10	0.33	0.22	0.16	(0.09)	(70%)	NM
Cash dividends per common share	0.06	0.01	0.01	0.01	0.01	500%	500%

Financial Ratios
Return on average assets	0.97%	1.18%	0.84%	0.68%	(.04%)	(18%)	NM
Return on average common equity	3.1	10.4	6.8	5.2	(3.0)	(70%)	NM
Tier I capital	12.21	13.94	13.85	13.65	13.39	(12%)	(9%)
Tier I common equity	9.00	7.50	7.34	7.17	6.96	20%	29%
Net interest margin (a)	3.71	3.75	3.70	3.57	3.63	(1%)	2%
Efficiency (a)	62.5	62.6	56.2	62.1	62.5	—	—
Common shares outstanding (in thousands)	918,728	796,273	796,283	796,320	794,816	15%	16%
Average common shares outstanding (in thousands):
Basic	880,830	791,072	791,017	790,839	790,473	11%	11%
Diluted	894,841	836,225	797,492	802,255	790,473	7%	13%

(a)	Presented on a fully taxable equivalent basis

NM: Not Meaningful

“The first quarter was a significant one for Fifth Third,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp. “We redeemed the preferred stock investment purchased by the U.S. Treasury under the TARP program, as well as the associated warrant. Fifth Third never issued debt guaranteed by the TLGP program and we have thus completely exited all crisis-era government programs. In March, our Board of Directors approved a $0.05 increase in our quarterly common stock dividend to $0.06 per share. We expect that dividend to grow as earnings increase. Our capital position is robust, and all capital ratios exceed proposed Basel III capital standards as if those standards were phased-in today.

First quarter results reflect broader trends within the economy, which remain sluggish although continuing to slowly recover. Average portfolio loans increased 2 percent sequentially but were flat on a period end basis, as demand remains below par for this stage of the recovery and low rates have increased borrower refinancings in the capital markets. Deposit growth continued to be strong, including transaction deposit growth of 3 percent sequentially. Net interest income results were not as strong as expected. In addition to a lower day count and the effect of debt issued as part of the repayment of TARP, loan growth was lower than anticipated and yields on new loan originations declined as credit spreads narrowed given robust capital markets conditions. We currently expect stronger net interest income results in the second quarter and second half of the year. As expected, fee income also declined due to lower mortgage-related revenue as long-term rates have reduced refinancing activity. Offsetting those trends were lower operating expenses, due to lower mortgage origination expense, and lower credit-related costs. Credit trends overall remain favorable and we expect further improvement in coming quarters in this area as well.”

Income Statement Highlights

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$884	$919	$916	$887	$901	(4%)	(2%)
Provision for loan and lease losses	168	166	457	325	590	1%	(72%)
Total noninterest income	584	656	827	620	627	(11%)	(7%)
Total noninterest expense	918	987	979	935	956	(7%)	(4%)

Income (loss) before income taxes (taxable equivalent)	382	422	307	247	(18)	(9%)	NM

Taxable equivalent adjustment	5	5	4	5	4	—	25%
Applicable income taxes	112	83	65	50	(12)	35%	NM

Net Income (loss)	265	334	238	192	(10)	(20%)	NM
Less: Net Income (loss) attributable to noncontrolling interest	—	1	—	—	—	(100%)	—

Net income (loss) attributable to Bancorp	265	333	238	192	(10)	(20%)	NM
Dividends on preferred stock	177	63	63	62	62	181%	185%

Net income (loss) available to common shareholders	88	270	175	130	(72)	(67%)	NM

Earnings per share, diluted	$0.10	$0.33	$0.22	$0.16	($0.09)	(70%)	NM

NM: Not Meaningful

Net Interest Income

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,065	$1,109	$1,130	$1,121	$1,147	(4%)	(7%)
Total interest expense	181	190	214	234	246	(5%)	(26%)

Net interest income (taxable equivalent)	$884	$919	$916	$887	$901	(4%)	(2%)

Average Yield
Yield on interest-earning assets	4.47%	4.52%	4.57%	4.51%	4.62%	(1%)	(3%)
Yield on interest-bearing liabilities	1.02%	1.04%	1.13%	1.23%	1.29%	(2%)	(21%)

Net interest rate spread (taxable equivalent)	3.45%	3.48%	3.44%	3.28%	3.33%	(1%)	4%

Net interest margin (taxable equivalent)	3.71%	3.75%	3.70%	3.57%	3.63%	(1%)	2%

Average Balances ($ in millions)
Loans and leases, including held for sale	$79,379	$79,148	$78,854	$78,807	$80,136	—	(1%)
Total securities and other short-term investments	17,290	18,066	19,309	20,891	20,559	(4%)	(16%)
Total interest-earning assets	96,669	97,214	98,163	99,698	100,695	(1%)	(4%)
Total interest-bearing liabilities	72,372	72,657	75,076	76,415	77,655	—	(7%)
Bancorp shareholders’ equity	13,052	14,007	13,852	13,563	13,518	(7%)	(3%)

Net interest income of $884 million on a taxable equivalent basis decreased $35 million from the fourth quarter of 2010. The decline in net interest income reflected two fewer days during the quarter (approximately $12 million); the full-quarter effect of the refinancing of the FTPS, LLC loan (approximately $8 million); lower mortgage warehouse balances in loans held-for-sale (approximately $8 million); and the effect of the $1 billion fixed-rate debt issuance done in connection with our TARP repayment (approximately $7 million). Otherwise, net interest income was flat, with the benefit of higher average loan balances, lower interest reversals on nonperforming loans, and lower deposit costs offset by lower yields on new commercial and consumer loan originations and lower loan purchase accounting accretion. The net interest margin was 3.71 percent, a decrease of 4 bps from 3.75 percent in the previous quarter. The full quarter effect of the refinancing of the FTPS, LLC loan reduced the margin by approximately 3 bps and the debt issuance reduced the margin by 3 bps, partially offset by the lower day count which improved the margin by approximately 3 bps. Otherwise, the margin was relatively stable.

Compared with the first quarter of 2010, net interest income decreased $17 million and the net interest margin increased 8 bps. The decrease in net interest income was largely the result of lower average loan balances from a year ago, while the net interest margin improvement largely reflected deposit growth and shift in mix from higher cost term deposits to lower cost deposit products.

Securities

Average securities and other short-term investments were $17.3 billion in the first quarter of 2011, compared with $18.1 billion in the previous quarter and $20.6 billion in the first quarter of 2010. The primary driver of the sequential decline was a $500 million decrease in average short-term investments due to lower cash balances at the Fed. The year-over-year decline was due to our decision not to fully reinvest cash flows from the portfolio in 2010.

Loans

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$27,331	$26,338	$26,344	$26,176	$26,294	4%	4%
Commercial mortgage	10,685	10,985	11,375	11,659	11,708	(3%)	(9%)
Commercial construction	2,030	2,171	2,885	3,160	3,700	(6%)	(45%)
Commercial leases	3,364	3,314	3,257	3,336	3,467	2%	(3%)

Subtotal - commercial loans and leases	43,410	42,808	43,861	44,331	45,169	1%	(4%)

Consumer:
Residential mortgage loans	9,282	8,382	7,837	7,805	7,976	11%	16%
Home equity	11,376	11,655	11,897	12,102	12,338	(2%)	(8%)
Automobile loans	11,070	10,825	10,517	10,170	10,185	2%	9%
Credit card	1,852	1,844	1,838	1,859	1,940	—	(5%)
Other consumer loans and leases	646	722	667	706	773	(11%)	(16%)

Subtotal - consumer loans and leases	34,226	33,428	32,756	32,642	33,212	2%	3%

Total average loans and leases (excluding held for sale)	$77,636	$76,236	$76,617	$76,973	$78,381	2%	(1%)
Average loans held for sale	1,743	2,912	2,237	1,834	1,756	(40%)	(1%)

Average loan and lease balances (excluding loans held-for-sale) increased 2 percent sequentially and declined 1 percent from the first quarter of 2010. Period end loan and lease balances were flat sequentially, as first quarter originations were generally offset by payoffs and pay-downs experienced during the quarter.

Average commercial portfolio loan and lease balances increased 1 percent sequentially and declined 4 percent from the first quarter of 2010. Commercial and industrial (C&I) average loans increased 4 percent sequentially, due to the effect of strong levels of originations late in the fourth quarter of 2010 and modestly higher utilization rates in the first quarter. The full quarter effect of the fourth quarter refinancing of the $1.25 billion FTPS, LLC loan reduced first quarter average C&I loans by $277 million. Compared with the first quarter of 2010, C&I average loans increased 4 percent. Average commercial mortgage and commercial construction loan balances declined by a combined 3 percent sequentially and 17 percent from the same period the previous year, reflecting continued low customer demand and tighter underwriting standards. The year-over-year comparison was also affected by the transfer of $961 million of loans to loans held-for-sale at the end of the third quarter 2010. Commercial line usage, on an end of period basis for the first quarter, increased slightly to 33.3 percent of committed lines versus 32.7 percent in the fourth quarter of 2010 and 32.6 percent in the first quarter 2010. Commercial portfolio period end loan balances were down $260 million, or 1 percent, driven by lower commercial mortgage and commercial construction loans as those portfolios continue to experience run-off, partially offset by higher C&I balances.

Average consumer portfolio loan and lease balances were up 2 percent sequentially and increased 3 percent from the first quarter 2010. Average residential mortgage loans increased 11 percent sequentially and 16 percent compared with the first quarter 2010. Residential mortgage average loan balances benefitted by $310 million sequentially from the continued retention of certain shorter-term fixed-rate residential mortgages, largely branch originated. Average auto loans increased 2 percent sequentially and 9 percent year-over-year as continued strong loan origination volumes more than offset higher pay downs. This growth was partially offset by lower home equity loan balances, which declined 2 percent sequentially and 8 percent year-over-year due to lower demand and production.

Average loans held-for-sale of $1.7 billion declined $1.2 billion from fourth quarter levels due primarily to lower mortgage loans in the held-for-sale warehouse. Loans held-for-sale were relatively flat compared with the first quarter of 2010.

Deposits

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$21,582	$21,066	$19,362	$19,406	$18,822	2%	15%
Interest checking	18,539	17,578	17,142	18,652	19,533	5%	(5%)
Savings	21,324	20,602	19,905	19,446	18,469	4%	15%
Money market	5,136	4,985	4,940	4,679	4,622	3%	11%
Foreign office (a)	3,580	3,733	3,592	3,325	2,757	(4%)	30%

Subtotal - Transaction deposits	70,161	67,964	64,941	65,508	64,203	3%	9%
Other time	7,363	8,490	10,261	11,336	12,059	(13%)	(39%)

Subtotal - Core deposits	77,524	76,454	75,202	76,844	76,262	1%	2%
Certificates - $100,000 and over	4,226	4,858	6,096	6,354	7,049	(13%)	(40%)
Other	1	9	4	5	8	(85%)	(84%)

Total deposits	$81,751	$81,321	$81,302	$83,203	$83,319	1%	(2%)

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 1 percent sequentially and 2 percent from the first quarter of 2010, with strong transaction deposit growth partially offset by continued runoff of consumer time deposits (CDs). Average transaction deposits, excluding consumer time deposits, increased 3 percent from the fourth quarter of 2010 and 9 percent year-over-year. Sequential growth was primarily driven by higher interest checking, savings, and demand deposit account (DDA) balances. Year-over-year performance was largely due to growth in savings and DDA balances.

Retail average transaction deposits increased 3 percent sequentially and 14 percent from the first quarter of 2010 and reflected growth across all transaction deposit account categories for each comparison period. Higher average DDA and interest checking account balances contributed to the improvement. Consumer CDs included in core deposits declined 13 percent sequentially and 39 percent year-over-year, driven by ongoing downward pricing adjustments, which continued to reflect our high levels of liquidity as well as customer reluctance to extend CD maturities given the current low rate environment.

Commercial average transaction deposits increased 3 percent sequentially and 2 percent from the previous year. Excluding public funds balances, commercial average transaction deposits increased 1 percent sequentially and 17 percent from the first quarter of 2010 driven by DDA and interest checking balances. Average public funds balances were $5.7 billion, up $574 million sequentially largely due to seasonally strong deposit balances, and down $2.5 billion from the first quarter of 2010 due to ongoing pricing adjustments which continue to reflect our excess liquidity position.

Noninterest Income

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$124	$140	$143	$149	$142	(11%)	(12%)
Corporate banking revenue	86	103	86	93	81	(17%)	6%
Mortgage banking net revenue	102	149	232	114	152	(31%)	(33%)
Investment advisory revenue	98	93	90	87	91	5%	8%
Card and processing revenue	80	81	77	84	73	(1%)	10%
Other noninterest income	81	55	195	85	74	48%	8%
Securities gains (losses), net	8	21	4	8	14	(62%)	(43%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	5	14	—	—	—	(60%)	NM

Total noninterest income	$584	$656	$827	$620	$627	(11%)	(7%)

NM: Not Meaningful

Noninterest income of $584 million decreased $72 million, or 11 percent, sequentially and decreased $43 million, or 7 percent compared with results a year ago. The sequential decline was driven by lower mortgage-related revenue, investment securities gains, and seasonally lower corporate banking revenue and deposit service charges, partially offset by lower credit-related costs recognized in other noninterest income. The year-over-year decline reflected lower mortgage-related revenue and deposit service charges due to the effect of the August implementation of Regulation E.

First quarter 2011 results included a $2 million negative valuation adjustment on warrants and puts related to the processing business sale, compared with $3 million in positive valuation adjustments on these instruments in the fourth quarter of 2010 and $2 million in negative valuation adjustments in the first quarter of 2010. First quarter 2011 results included a $9 million reduction in income due to the increase in fair value of the liability related to the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. This item reduced noninterest income in the fourth quarter of 2010 and first quarter of 2010 by $5 million and $9 million, respectively. Excluding these items, as well as investment securities gains in all periods, noninterest income decreased $40 million, or 6 percent, from the previous quarter driven by lower mortgage-related revenue, seasonal declines in corporate banking revenue and service charges on deposits, partially offset by lower credit-related costs recognized in other noninterest income. On a year-over-year basis, noninterest income excluding the items mentioned above decreased $37 million, or 6 percent, due to lower mortgage-related revenue and deposit service fees.

Service charges on deposits of $124 million decreased 11 percent sequentially and 12 percent compared with the same quarter last year. Retail service charges declined 16 percent from the previous quarter due primarily to seasonality and declined 26 percent compared with the first quarter of 2010, largely due to the implementation of new overdraft regulations and overdraft policies. Commercial service charges decreased 7 percent sequentially due to seasonality and were consistent with last year.

Corporate banking revenue of $86 million decreased 17 percent from seasonally strong fourth quarter results and increased 6 percent from the same period last year. Sequential results were driven by lower syndication fee revenue and business lending fees as well as lower letter of credit and foreign exchange revenue. On a year-over-year basis, higher revenue from syndication fees and interest rate derivative sales and foreign exchange more than offset lower institutional sales revenue and letters of credit fees.

Investment advisory revenue of $98 million increased 5 percent sequentially and 8 percent from the first quarter of 2010. The sequential growth was driven by higher tax-related private bank revenue, institutional trust revenue, and brokerage fees due to continued market value increases, as well as improved sales production resulting in strong net asset and account growth. On a year-over-year basis, improvement reflected an overall increase in equity and bond market values.

Card and processing revenue was $80 million in the first quarter of 2011, down 1 percent sequentially and up 10 percent from the first quarter of 2010. The sequential decrease reflected lower transaction volumes versus the seasonally strong fourth quarter while the year-over-year comparison reflected higher transaction volumes as general improvement in the economy drove increased spending.

Mortgage banking net revenue was $102 million in the first quarter of 2011, a decrease of $47 million from the fourth quarter of 2010 and a decrease of $50 million from the first quarter of 2010. First quarter 2011 originations were $3.9 billion, a decrease from $7.4 billion in the previous quarter and increase from $3.5 billion in the first quarter of 2010. First quarter 2011 originations resulted in gains of $62 million on mortgages sold compared with gains of $158 million during the previous quarter and $71 million during the first quarter of 2010. Gain on sale margins declined sequentially due to rising mortgage rates in the quarter. Mortgage servicing fees this quarter were $58 million, compared with $59 million in the fourth quarter of 2010 and $53 million in the first quarter of 2010. Mortgage banking revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $18 million in the first quarter of 2011 (reflecting MSR amortization of $28 million and MSR valuation adjustments of positive $10 million); negative $67 million in the fourth quarter of 2010 (MSR amortization of $47 million and MSR valuation adjustments of negative $20 million); and positive $28 million in the first quarter of 2010 (MSR amortization of $23 million and positive $51 million in MSR valuation adjustments). The mortgage-servicing asset, net of the valuation reserve, was $894 million at quarter end on a servicing portfolio of $55 billion.

Gains on securities held as non-qualifying hedges for the MSR were $5 million in the first quarter of 2011 compared with $14 million in the fourth quarter of 2010 and none in the first quarter of 2010.

Other noninterest income totaled $81 million in the first quarter of 2011 compared with $55 million in the previous quarter and $74 million in the first quarter of 2010, largely driven by improvements in net credit-related costs. Other noninterest income for all periods included revenue associated with the transition service agreement (TSA) entered into as part of our processing business sale, revenue from our equity interest in the processing business, any effects of the valuation of warrants and puts related to the processing business sale, and any changes in income related to the valuation of the total return swap entered into as part of the

2009 sale of Visa, Inc. Class B shares. As of March 31, 2011, December 31, 2010, and March 31, 2010, TSA revenue was $11 million, $11 million, and $13 million, respectively; revenue from our processing business equity interest was $9 million, $8 million, and $5 million, respectively; valuation adjustments were negative $2 million, positive $3 million, and negative $2 million, respectively; and reductions in income related to the Visa, Inc. total return swap were $9 million, $5 million, and $9 million, respectively. Excluding these items, other noninterest income increased $44 million from the previous quarter, primarily due to the effects of lower net credit-related costs, and increased $5 million from the first quarter of 2010.

Net credit-related costs recognized in noninterest income were $3 million in the first quarter of 2011 versus $34 million last quarter and $1 million in the first quarter of 2010. First quarter 2011 results included $17 million of net gains on sales of commercial loans held-for-sale and $16 million of fair value charges on commercial loans held-for-sale, as well as $2 million of losses on other real estate owned (OREO). Fourth quarter 2010 results included $21 million of net gains on sales of commercial loans held-for-sale and $35 million of fair value charges on commercial loans held-for-sale, as well as $19 million of losses on OREO. First quarter 2010 results included net gains of $25 million on the sale of loans held-for-sale, $9 million of fair value charges on commercial loans held-for-sale, and $16 million of losses on OREO.

Net gains on investment securities were $8 million in the first quarter of 2011, compared with investment securities gains of $21 million in the previous quarter and $14 million in the first quarter of 2010.

Noninterest Expense

		For the Three Months Ended				% Change
	March	December	September	June	March
	2011	2010	2010	2010	2010	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$351	$385	$360	$356	$329	(9%)	7%
Employee benefits	97	73	82	73	86	33%	13%
Net occupancy expense	77	76	72	73	76	1%	1%
Technology and communications	45	52	48	45	45	(13%)	—
Equipment expense	29	32	30	31	30	(8%)	(2%)
Card and processing expense	29	26	26	31	25	10%	17%
Other noninterest expense	290	343	361	326	365	(15%)	(21%)

Total noninterest expense	$918	$987	$979	$935	$956	(7%)	(4%)

Noninterest expense of $918 million in the first quarter 2011 decreased from $987 million in the fourth quarter 2010 and $956 million a year ago. Excluding $17 million of expenses related to the termination of $1 billion in FHLB funding in the fourth quarter 2010, noninterest expense declined $52 million sequentially. This remaining sequential decline was driven primarily by lower revenue-based compensation as well as lower credit-related expenses, partially offset by a $23 million seasonal increase in FICA and unemployment costs. Excluding a $4 million charge to increase the litigation reserve associated with bank card memberships in the first quarter 2010, noninterest expense declined $34 million from a year ago, due to significantly lower credit-related expenses. Each period included operating expenses related to the processing business that were largely offset by revenue under the TSA reported in other noninterest income.

Noninterest expenses incurred related to problem assets totaled $31 million in the first quarter of 2011, compared with $53 million in the fourth quarter of 2010 and $91 million in the first quarter of 2010. First quarter credit-related expenses included provision expense for mortgage repurchases of $8 million, compared with $20 million in the fourth quarter of 2010 and $39 million a year ago. (Realized mortgage repurchase losses were $24 million in the first quarter of 2011, compared with $23 million last quarter and $13 million in the first quarter of 2010.) Provision for unfunded commitments was a benefit of $16 million in the current quarter, compared with a benefit of $4 million last quarter and $9 million of expense to increase this reserve a year ago. Derivative valuation adjustments related to customer credit risk were a net zero this quarter versus positive $1 million last quarter and $8 million in expense a year ago. OREO expense was $13 million this quarter, compared with $11 million last quarter and $6 million a year ago. Other work out-related expenses were $26 million in the first quarter, compared with $27 million the previous quarter and $29 million in the same period last year.

Credit Quality

		For the Three Months Ended
	March	December	September	June	March
	2011	2010	2010	2010	2010
Total net losses charged off ($ in millions)
Commercial and industrial loans	($83)	($85)	($237)	($104)	($161)
Commercial mortgage loans	(54)	(80)	(268)	(78)	(99)
Commercial construction loans	(26)	(11)	(121)	(43)	(78)
Commercial leases	(1)	3	(1)	—	(4)
Residential mortgage loans	(65)	(62)	(204)	(85)	(88)
Home equity	(63)	(65)	(66)	(61)	(73)
Automobile loans	(20)	(19)	(17)	(20)	(31)
Credit card	(31)	(33)	(36)	(42)	(44)
Other consumer loans and leases	(24)	(4)	(6)	(1)	(4)

Total net losses charged off	(367)	(356)	(957)	(434)	(582)
Total losses	(397)	(399)	(992)	(472)	(622)
Total recoveries	30	43	35	38	40

Total net losses charged off	($367)	($356)	($957)	($434)	($582)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.92%	1.86%	4.95%	2.26%	3.01%
Commercial	1.52%	1.59%	5.66%	2.03%	3.07%
Consumer	2.43%	2.20%	4.00%	2.57%	2.93%

Net charge-offs were $367 million in the first quarter of 2011, or 192 bps of average loans on an annualized basis. Fourth quarter 2010 net charge-offs were $356 million, or 186 bps of average loans on an annualized basis. The increase in net charge-offs from the prior quarter was primarily the result of a commercial loan that was foreclosed upon in the fourth quarter 2010 which was collateralized by individual consumer loans. These loans were subsequently moved to other consumer loans in the fourth quarter 2010. We recorded $22 million of charge-offs related to these loans in the first quarter of 2011, recorded in “other consumer loans and leases.” First quarter 2010 net charge-offs were $582 million, or 301 bps of average loans on an annualized basis. The decrease in net charge-offs from the prior year reflected continued improvement in the credit quality of loans in our portfolio as well as the impact of the credit actions taken during the third quarter of 2010.

Commercial net charge-offs were $164 million, or 152 bps, compared with $173 million, or 159 bps, in the fourth quarter of 2010. Commercial net charge-offs decreased $9 million sequentially with improvement in commercial mortgage and C&I partially offset by higher commercial construction losses. C&I net losses were $83 million, compared with net losses of $85 million in the previous quarter. Commercial mortgage net losses totaled $54 million compared with net losses of $80 million in the fourth quarter. Commercial construction net losses were $26 million, compared with net losses of $11 million in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $22 million. Originations of homebuilder/developer loans were suspended in 2007 and the remaining portfolio balance is $651 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $203 million, or 243 bps, in the first quarter of 2011, compared with $183 million, or 220 bps, in the fourth quarter. Consumer net charge-offs increased $20 million as a result of higher losses in other consumer loans, as discussed earlier. Net charge-offs on residential mortgage loans in the portfolio were $65 million, compared with portfolio losses of $62 million in the previous quarter. Home equity net charge-offs were $63 million, compared with portfolio losses of $65 million in the fourth quarter of 2010. Net losses on brokered home equity loans represented 38 percent of first quarter home equity losses and 15 percent of the total home equity portfolio. The home equity portfolio included $1.6 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $20 million was consistent with the prior quarter, and net losses on consumer credit card loans were $31 million, down $2 million from the previous quarter. Net charge-offs in other consumer loans were $24 million, up $20 million from the previous quarter due to the previously mentioned commercial loan that was foreclosed upon in the fourth quarter of 2010.

		For the Three Months Ended
	March	December	September	June	March
	2011	2010	2010	2010	2010
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$3,004	$3,194	$3,693	$3,802	$3,749
Impact of cumulative effect of change in accounting principle	—	—	—	—	45
Total net losses charged off	(367)	(356)	(956)	(434)	(582)
Provision for loan and lease losses	168	166	457	325	590

Allowance for loan and lease losses, ending	2,805	3,004	3,194	3,693	3,802
Reserve for unfunded commitments, beginning	227	231	254	260	294
Impact of cumulative effect of change in accounting principle	—	—	—	—	(43)
Provision for unfunded commitments	(16)	(4)	(23)	(6)	9

Reserve for unfunded commitments, ending	211	227	231	254	260
Components of allowance for credit losses:
Allowance for loan and lease losses	2,805	3,004	3,194	3,693	3,802
Reserve for unfunded commitments	211	227	231	254	260

Total allowance for credit losses	$3,016	$3,231	$3,425	$3,947	$4,062
Allowance for loan and lease losses ratio
As a percent of loans and leases	3.62%	3.88%	4.20%	4.85%	4.91%
As a percent of nonperforming loans and leases (a)	170%	179%	202%	146%	139%
As a percent of nonperforming assets (a)	132%	138%	153%	124%	122%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $168 million in the first quarter of 2011, up $2 million from the fourth quarter and down $422 million from the first quarter of 2010. The allowance for loan and lease losses represented 3.62 percent of total loans and leases outstanding as of quarter end, compared with 3.88 percent last quarter, and represented 170 percent of nonperforming loans and leases, 132 percent of nonperforming assets, and 188 percent of first quarter annualized net charge-offs.

			As of
	March	December	September	June	March
	2011	2010	2010	2010	2010

Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans (a)	$477	$473	$525	$731	$746
Commercial mortgage loans	415	407	464	773	853
Commercial construction loans	159	182	211	383	479
Commercial leases	11	11	30	45	55
Residential mortgage loans	140	152	124	282	266
Home equity	24	23	23	21	23
Automobile loans	1	1	1	1	1
Other consumer loans and leases (a)	60	84	—	—	—

Total nonaccrual loans and leases	$1,287	$1,333	$1,378	$2,236	$2,423
Restructured loans and leases - commercial (nonaccrual)	149	141	31	48	39
Restructured loans and leases - consumer (nonaccrual)	209	206	175	246	271

Total nonperforming loans and leases	$1,645	$1,680	$1,584	$2,530	$2,733
Repossessed personal property	20	27	29	16	21
Other real estate owned (b)	461	467	469	423	375

Total nonperforming assets (c)	$2,126	$2,174	$2,082	$2,969	$3,129
Nonaccrual loans held for sale	184	247	680	163	239
Restructured loans - commercial (nonaccrual) held for sale	32	47	19	4	4

Total nonperforming assets including loans held for sale	$2,342	$2,468	$2,781	$3,136	$3,372

Restructured Consumer loans and leases (accrual)	$1,564	$1,560	$1,652	$1,561	$1,480
Restructured Commercial loans and leases (accrual)	$243	$228	$146	$109	$76

Total loans and leases 90 days past due	$266	$274	$317	$397	$436
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.11%	2.15%	2.07%	3.30%	3.51%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.73%	2.79%	2.72%	3.87%	4.02%

(a)	Nonaccrual loans and leases at December 31, 2010 reflect a reclassification of $84 million in nonperforming loans from commercial and industrial loans to other consumer loans and leases which occurred after the Bancorp’s Form 8-K was filed on January 19, 2011. This reclassification was primarily a result of the determination that consumer loans obtained in the foreclosure of a commercial loan were more appropriately categorized as other consumer loans and leases in accordance with regulatory guidelines.
(b)	Excludes government insured advances.
(c)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $2.3 billion, a decline of $126 million, or 5 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) at quarter end were $2.1 billion or 2.73 percent of total loans, leases and OREO, and decreased $48 million, or 2 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.6 billion or 2.11 percent of total loans and leases, and decreased $35 million, or 2 percent, from the fourth quarter. The decrease in total nonperforming assets was driven by the sale of assets from held-for-sale during the quarter and by decreases in NPLs and OREO in the held-for-investment portfolio.

Commercial portfolio NPAs at quarter-end were $1.6 billion, or 3.64 percent of commercial loans, leases and OREO, and increased $10 million, or 1 percent, from the fourth quarter. Commercial portfolio NPLs were $1.2 billion, or 2.78 percent of commercial loans and leases, and decreased $3 million from last quarter. Commercial construction portfolio NPAs were $248 million, a decline of $11 million from the previous quarter.

Commercial mortgage portfolio NPAs were $696 million, up $18 million from the prior quarter. Commercial real estate loans in Michigan and Florida represented 48 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $620 million increased $8 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs declined $10 million from the fourth quarter to $249 million, of which $75 million were commercial construction assets, $160 million were commercial mortgage assets and $14 million were C&I assets. Commercial portfolio NPAs included $149 million of nonaccrual troubled debt restructurings (TDRs), compared with $141 million last quarter.

Consumer portfolio NPAs of $538 million, or 1.57 percent of consumer loans, leases and OREO, decreased $58 million from the fourth quarter. Consumer portfolio NPLs were $434 million, or 1.26 percent of consumer loans and leases, and decreased $32 million from last quarter. Of consumer NPAs, $409 million were in residential real estate portfolios. Residential mortgage NPAs were $338 million, down $29 million from the previous quarter, with Florida representing 47 percent of residential mortgage NPAs and 19 percent of total residential mortgage loans. Home equity NPAs were consistent with last quarter at $71 million. Credit card NPAs declined $2 million from the previous quarter to $54 million. Other consumer NPAs declined $24 million to $60 million, due to charge-offs on loans that collateralized the previously mentioned commercial loan foreclosed upon in the fourth quarter 2010. Consumer nonaccrual TDRs were $209 million in the first quarter of 2011, compared with $206 million in the fourth quarter of 2010.

Fourth quarter OREO balances included in portfolio NPA balances described above were $461 million compared with $467 million in the fourth quarter of 2010, and included $323 million in commercial real estate assets, $77 million in residential mortgage assets, $46 million in C&I assets, and $15 million in home equity assets. Repossessed personal property of $20 million consisted largely of autos.

Loans still accruing over 90 days past due were $266 million, down $8 million or 3 percent from the fourth quarter of 2010. Commercial balances 90 days past due of $39 million increased $9 million sequentially. Consumer balances 90 days past due of $227 million declined $17 million from the previous quarter. Loans 30-89 days past due of $538 million decreased $98 million, or 15 percent, from the previous quarter. Commercial balances 30-89 days past due of $187 million declined $20 million, or 10 percent, sequentially and consumer balances 30-89 days past due of $351 million declined $78 million, or 18 percent, from the seasonally high fourth quarter.

At quarter-end, we held $216 million of commercial nonaccrual loans for sale, compared with $294 million at the end of the fourth quarter. During the quarter, we transferred approximately $43 million of commercial loans from the portfolio to loans held-for-sale, and we transferred approximately $10 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $16 million on held-for-sale loans and we recorded net gains of $17 million on loans that were sold or settled during the quarter.

Capital Position

		For the Three Months Ended
	March	December	September	June	March
	2011	2010	2010	2010	2010
Capital Position
Average shareholders’ equity to average assets	11.77%	12.52%	12.38%	12.04%	11.92%
Tangible equity (a)	8.76%	10.42%	10.04%	9.89%	9.67%
Tangible common equity (excluding unrealized gains/losses) (a)	8.39%	7.04%	6.70%	6.55%	6.37%
Tangible common equity (including unrealized gains/losses) (a)	8.61%	7.30%	7.06%	6.91%	6.61%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.09%	7.59%	7.40%	7.23%	7.04%

Regulatory capital ratios: (c)
Tier I capital	12.21%	13.94%	13.85%	13.65%	13.39%
Total risk-based capital	16.29%	18.14%	18.28%	17.99%	17.54%
Tier I leverage	11.20%	12.79%	12.54%	12.24%	12.00%
Tier I common equity (a)	9.00%	7.50%	7.34%	7.17%	6.96%
Book value per share	12.80	13.06	12.86	12.65	12.31
Tangible book value per share (a)	10.11	9.94	9.74	9.51	9.16

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required byaccounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which toanalyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financialcondition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheetexposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated riskweight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio increased 150 bps to 9.00 percent, the Tier 1 capital ratio decreased 173 bps to 12.21 percent and the Total capital ratio decreased 185 bps to 16.29 percent. The tangible common equity to tangible assets ratio increased 135 bps to 8.39 percent excluding unrealized gains/losses, and increased 131 bps to 8.61 percent including unrealized gains/losses. The Tier 1 common and tangible common equity ratios increased due to the issuance of $1.7 billion in common equity during the first quarter in connection with the redemption of the TARP preferred stock of $3.4 billion, as well higher retained earnings. The Tier 1 capital, total capital, and other ratios that include preferred stock declined due to the net $1.7 billion reduction in preferred and common stock, partially offset by higher retained earnings.

Book value per share at March 31, 2011 was $12.80 and tangible book value per share was $10.11, compared with December 31, 2010 book value per share of $13.06 and tangible book value per share of $9.94. Book value and tangible book value per share were increased by higher retained earnings and the issuance of common stock at a premium, offset by the effect of the repurchase of the TARP warrant from the U.S. Treasury.

Average diluted common shares of 895 million shares increased 59 million shares from 836 million shares in the fourth quarter of 2010. During the first quarter, we issued 122 million common shares in connection with the redemption of TARP preferred stock. However, the acceleration of the discount accretion associated with the TARP preferred stock reduced earnings below the level at which our Series G convertible preferred shares are included in the fully diluted common share count (in other words, absent this item, the 36 million shares underlying the Series G convertible preferred shares would have been included in the fully diluted share count). Fourth quarter 2010 earnings per share were computed using the “if converted” method, which resulted in an increase in our diluted share count for the quarter. In most previous quarters, these shares were excluded from the diluted EPS calculation, as their impact would have been anti-dilutive to EPS. Period end common shares outstanding were 918.7 million in the first quarter of 2011, up 122.4 million compared with 796.3 million in the fourth quarter of 2010, due to the issuance of 122.4 million shares during the quarter. The inclusion or exclusion of the fully dilutive effect of the common shares underlying the Series G shares has no impact on end of period shares.

The Bank for International Settlements (BIS) recently proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of U.S. rules that incorporate changes contemplated under Basel III.

Fifth Third’s Tier 1 and Total capital levels at March 31, 2011 included $2.8 billion of Trust Preferred securities, or 2.8 percent of risk weighted assets. Under the Dodd-Frank financial reform legislation recently passed, these Trust Preferred securities are intended to be phased out of Tier 1 capital over three years beginning in 2013. The BIS also issued proposals that would include a phase-out of these securities, although over a longer period. To the extent these securities remain outstanding during and after the phase-in period, they would be expected to continue to be included in Total capital, subject to prevailing U.S. capital standards. The BIS has also proposed adjustments to definitions of capital, including what is to be included in the definition of Tier 1 common, and to risk weightings applied to certain types of assets. We do not currently expect these proposed adjustments to negatively affect Fifth Third’s Tier 1 common capital levels and for any positive effect to be modest.

Fifth Third was one of 19 bank holding companies that submitted a capital plan for the years 2011 and 2012, approved by its board of directors, to the Federal Reserve as part of the Comprehensive Capital Analysis and Review. The Board of Governors of the Federal Reserve System did not object to the proposed capital actions in its capital plan, which included an increase in the quarterly common stock dividend in the first quarter of 2011 and the possible future redemption of certain trust preferred securities. The board of directors approved an increase to the quarterly common stock dividend to $0.06 per share on March 22, 2011 from $0.01 per share.

We expect to manage our capital structure – including the components represented by common equity and non-common equity – over time to adapt to the effect of legislation, changes in U.S. bank capital regulations reflecting changes to BIS capital rules, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, May 5th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 49810171#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2011, the Company had $110 billion in assets and operated 15 affiliates with 1,310 full-service Banking Centers, including 101 Bank Mart® locations open seven days a week inside select grocery stores and 2,453 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2011, had $274 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth;(22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for March 31, 2011

Table of Contents

Financial Highlights	19-20
Consolidated Statements of Income	21
Consolidated Statements of Income (Taxable Equivalent)	22
Consolidated Balance Sheets	23-24
Consolidated Statements of Changes in Equity	25
Average Balance Sheet and Yield Analysis	26-27
Summary of Loans and Leases	28
Regulatory Capital	29
Summary of Credit Loss Experience	30
Asset Quality	31
Regulation G Non-GAAP Reconciliation	32
Segment Presentation	33

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change
	March 2011	December 2010	March 2010	Seq	Yr/Yr
Income Statement Data
Net interest income (a)	$884	$919	$901	(4%)	(2%)
Noninterest income	584	656	627	(11%)	(7%)
Total revenue (a)	1,468	1,575	1,528	(7%)	(4%)
Provision for loan and lease losses	168	166	590	1%	(72%)
Noninterest expense	918	987	956	(7%)	(4%)
Net income (loss) attributable to Bancorp	265	333	(10)	(20%)	NM
Net income (loss) available to common shareholders	88	270	(72)	(67%)	NM

Common Share Data
Earnings per share, basic	$0.10	$0.34	($0.09)	(71%)	NM
Earnings per share, diluted	0.10	0.33	(0.09)	(70%)	NM
Cash dividends per common share	0.06	0.01	0.01	500%	500%
Book value per share	12.80	13.06	12.31	(2%)	4%
Market price per share	13.89	14.68	13.56	(5%)	2%
Common shares outstanding (in thousands)	918,728	796,273	794,816	15%	16%
Average common shares outstanding (in thousands):
Basic	880,830	791,072	790,473	11%	11%
Diluted	894,841	836,225	790,473	7%	13%
Market capitalization	$12,761	$11,689	$10,778	9%	18%

Financial Ratios
Return on assets	0.97%	1.18%	(0.04%)	(18%)	NM
Return on average common equity	3.1%	10.4%	(3.0%)	(70%)	NM
Noninterest income as a percent of total revenue	40%	42%	41%	(5%)	(2%)
Average equity as a percent of average assets	11.77%	12.52%	11.92%	(6%)	(1%)
Tangible equity (b) (d)	8.76%	10.42%	9.67%	(16%)	(9%)
Tangible common equity (c) (d)	8.39%	7.04%	6.37%	19%	32%
Net interest margin (a)	3.71%	3.75%	3.63%	(1%)	2%
Efficiency (a)	62.5%	62.6%	62.5%	—	—
Effective tax rate	29.7%	20.0%	53.0%	49%	(44%)

Credit Quality
Net losses charged off	$367	$356	$582	3%	(32%)
Net losses charged off as a percent of average loans and leases	1.92%	1.86%	3.01%	3%	(36%)
Allowance for loan and lease losses as a percent of loans and leases	3.62%	3.88%	4.91%	(7%)	(26%)
Allowance for credit losses as a percent of loans and leases	3.89%	4.17%	5.25%	(7%)	(26%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.73%	2.79%	4.02%	(2%)	(32%)

Average Balances
Loans and leases, including held for sale	$79,379	$79,148	$80,136	—	(1%)
Total securities and other short-term investments	17,290	18,066	20,559	(4%)	(16%)
Total assets	110,844	111,858	113,433	(1%)	(2%)
Transaction deposits (f)	70,161	67,964	64,203	3%	9%
Core deposits (g)	77,524	76,454	76,262	1%	2%
Wholesale funding (h)	16,430	17,269	20,215	(5%)	(19%)
Bancorp shareholders’ equity	13,052	14,007	13,518	(7%)	(3%)

Regulatory Capital Ratios (i)
Tier I capital	12.21%	13.94%	13.39%	(12%)	(9%)
Total risk-based capital	16.29%	18.14%	17.54%	(10%)	(7%)
Tier I leverage	11.20%	12.79%	12.00%	(12%)	(7%)
Tier I common equity (d)	9.00%	7.50%	6.96%	20%	29%

Operations
Banking centers	1,310	1,312	1,309	—	—
ATMs	2,453	2,445	2,364	—	4%
Full-time equivalent employees	20,837	20,838	20,038	—	4%

(a)	Presented on a fully taxable equivalent basis
(b)	The tangible equity ratio is calculated as tangible equity (shareholders’ equity less goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill intangible assets and accumulated other comprehensive income) divided by tangible assets (defined above.)
(d)	The tangible equity, tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Income Statement Data
Net interest income (a)	$884	$919	$916	$887	$901
Noninterest income	584	656	827	620	627
Total revenue (a)	1,468	1,575	1,743	1,507	1,528
Provision for loan and lease losses	168	166	457	325	590
Noninterest expense	918	987	979	935	956
Net income (loss) attributable to Bancorp	265	333	238	192	(10)
Net income (loss) available to common shareholders	88	270	175	130	(72)

Common Share Data
Earnings per share, basic	$0.10	$0.34	$0.22	$0.16	($0.09)
Earnings per share, diluted	0.10	0.33	0.22	0.16	(0.09)
Cash dividends per common share	0.06	0.01	0.01	0.01	0.01
Book value per share	12.80	13.06	12.86	12.65	12.31
Market price per share	13.89	14.68	12.03	12.29	13.56
Common shares outstanding (in thousands)	918,728	796,273	796,283	796,320	794,816
Average common shares outstanding (in thousands):
Basic	880,830	791,072	791,017	790,839	790,473
Diluted	894,841	836,225	797,492	802,255	790,473
Market capitalization	$12,761	$11,689	$9,579	$9,787	$10,778

Financial Ratios
Return on assets	0.97%	1.18%	0.84%	0.68%	(0.04%)
Return on average common equity	3.1%	10.4%	6.8%	5.2%	(3.0%)
Noninterest income as a percent of total revenue	40%	42%	47%	41%	41%
Average equity as a percent of average assets	11.77%	12.52%	12.38%	12.04%	11.92%
Tangible equity (b) (d)	8.76%	10.42%	10.04%	9.89%	9.67%
Tangible common equity (c) (d)	8.39%	7.04%	6.70%	6.55%	6.37%
Net interest margin (a)	3.71%	3.75%	3.70%	3.57%	3.63%
Efficiency (a)	62.5%	62.6%	56.2%	62.1%	62.5%
Effective tax rate	29.7%	20.0%	21.5%	20.5%	53.0%

Credit Quality
Net losses charged off	$367	$356	$956	$434	$582
Net losses charged off as a percent of average loans and leases	1.92%	1.86%	4.95%	2.26%	3.01%
Allowance for loan and lease losses as a percent of loans and leases	3.62%	3.88%	4.20%	4.85%	4.91%
Allowance for credit losses as a percent of loans and leases	3.89%	4.17%	4.51%	5.18%	5.25%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.73%	2.79%	2.72%	3.87%	4.02%

Average Balances
Loans and leases, including held for sale	$79,379	$79,148	$78,854	$78,807	$80,136
Total securities and other short-term investments	17,290	18,066	19,309	20,891	20,559
Total assets	110,844	111,858	111,854	112,613	113,433
Transaction deposits (f)	70,161	67,964	64,941	65,508	64,203
Core deposits (g)	77,524	76,454	75,202	76,844	76,262
Wholesale funding (h)	16,430	17,269	19,236	18,977	20,215
Bancorp shareholders’ equity	13,052	14,007	13,852	13,563	13,518

Regulatory Capital Ratios (i)
Tier I capital	12.21%	13.94%	13.85%	13.65%	13.39%
Total risk-based capital	16.29%	18.14%	18.28%	17.99%	17.54%
Tier I leverage	11.20%	12.79%	12.54%	12.24%	12.00%
Tier I common equity (d)	9.00%	7.50%	7.34%	7.17%	6.96%

Operations
Banking centers	1,310	1,312	1,309	1,309	1,309
ATMs	2,453	2,445	2,390	2,362	2,364
Full-time equivalent employees	20,837	20,838	20,667	20,479	20,038

(a)	Presented on a fully taxable equivalent basis
(b)	The tangible equity ratio is calculated as tangible equity (shareholders’ equity less goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill intangible assets and accumulated other comprehensive income) divided by tangible assets (defined above.)
(d)	The tangible equity, tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change
	March 2011	December 2010	March 2010	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$910	$950	$960	(4%)	(5%)
Interest on securities	149	152	182	(2%)	(18%)
Interest on other short-term investments	1	2	1	(22%)	(14%)

Total interest income	1,060	1,104	1,143	(4%)	(7%)

Interest Expense
Interest on deposits	106	118	171	(10%)	(38%)
Interest on short-term borrowings	1	1	1	(12%)	(2%)
Interest on long-term debt	74	71	74	4%	—

Total interest expense	181	190	246	(5%)	(26%)

Net Interest Income	879	914	897	(4%)	(2%)

Provision for loan and lease losses	168	166	590	1%	(72%)

Net interest income after provision for loan and lease losses	711	748	307	(5%)	131%

Noninterest Income
Service charges on deposits	124	140	142	(11%)	(12%)
Corporate banking revenue	86	103	81	(17%)	6%
Mortgage banking net revenue	102	149	152	(31%)	(33%)
Investment advisory revenue	98	93	91	5%	8%
Card and processing revenue	80	81	73	(1%)	10%
Other noninterest income	81	55	74	48%	8%
Securities gains (losses), net	8	21	14	(62%)	(43%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	5	14	—	(60%)	NM

Total noninterest income	584	656	627	(11%)	(7%)

Noninterest Expense
Salaries, wages and incentives	351	385	329	(9%)	7%
Employee benefits	97	73	86	33%	13%
Net occupancy expense	77	76	76	1%	1%
Technology and communications	45	52	45	(13%)	—
Equipment expense	29	32	30	(8%)	(2%)
Card and processing expense	29	26	25	10%	17%
Other noninterest expense	290	343	365	(15%)	(21%)

Total noninterest expense	918	987	956	(7%)	(4%)

Income (loss) before income taxes	377	417	(22)	(10%)	NM
Applicable income taxes	112	83	(12)	35%	NM

Net Income (loss)	265	334	(10)	(20%)	NM
Less: Net income (loss) attributable to noncontrolling interest	—	1	—	(15%)	NM

Net income (loss) attributable to Bancorp	265	333	(10)	(20%)	NM
Dividends on preferred stock	177	63	62	181%	185%

Net income (loss) available to common shareholders	$88	$270	($72)	(67%)	NM

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Interest Income
Interest and fees on loans and leases	$910	$950	$962	$951	$960
Interest on securities	149	152	161	163	182
Interest on other short-term investments	1	2	3	2	1

Total interest income	1,060	1,104	1,126	1,116	1,143
Taxable equivalent adjustment	5	5	4	5	4

Total interest income (taxable equivalent)	1,065	1,109	1,130	1,121	1,147

Interest Expense
Interest on deposits	106	118	141	161	171
Interest on short-term borrowings	1	1	1	1	1
Interest on long-term debt	74	71	72	72	74

Total interest expense	181	190	214	234	246

Net interest income (taxable equivalent)	884	919	916	887	901

Provision for loan and lease losses	168	166	457	325	590

Net interest income (taxable equivalent) after provision for loan and lease losses	716	753	459	562	311

Noninterest Income
Service charges on deposits	124	140	143	149	142
Corporate banking revenue	86	103	86	93	81
Mortgage banking net revenue	102	149	232	114	152
Investment advisory revenue	98	93	90	87	91
Card and processing revenue	80	81	77	84	73
Other noninterest income	81	55	195	85	74
Securities gains (losses), net	8	21	4	8	14
Securities gains, net - non-qualifying hedges on mortgage servicing rights	5	14	—	—	—

Total noninterest income	584	656	827	620	627

Noninterest Expense
Salaries, wages and incentives	351	385	360	356	329
Employee benefits	97	73	82	73	86
Net occupancy expense	77	76	72	73	76
Technology and communications	45	52	48	45	45
Equipment expense	29	32	30	31	30
Card and processing expense	29	26	26	31	25
Other noninterest expense	290	343	361	326	365

Total noninterest expense	918	987	979	935	956

Income (loss) before income taxes (taxable equivalent)	382	422	307	247	(18)
Taxable equivalent adjustment	5	5	4	5	4

Income (loss) before income taxes	377	417	303	242	(22)
Applicable income taxes	112	83	65	50	(12)

Net Income (loss)	265	334	238	192	(10)
Less: Net Income (loss) attributable to noncontrolling interest	—	1	—	—	—

Net income (loss) attributable to Bancorp	265	333	238	192	(10)
Dividends on preferred stock	177	63	63	62	62

Net income (loss) available to common shareholders	$88	$270	$175	$130	($72)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	March 2011	December 2010	March 2010	Seq	Yr/Yr
Assets
Cash and due from banks	$2,121	$2,159	$2,133	(2%)	(1%)
Available-for-sale and other securities (a)	15,135	15,414	16,935	(2%)	(11%)
Held-to-maturity securities (b)	346	353	355	(2%)	(2%)
Trading securities	216	294	305	(26%)	(29%)
Other short-term investments	2,481	1,515	3,904	64%	(36%)
Loans held for sale	1,291	2,216	1,607	(42%)	(20%)
Portfolio loans and leases:
Commercial and industrial loans	27,344	27,191	26,131	1%	5%
Commercial mortgage loans	10,510	10,845	11,744	(3%)	(11%)
Commercial construction loans	1,980	2,048	3,277	(3%)	(40%)
Commercial leases	3,367	3,378	3,388	—	(1%)
Residential mortgage loans	9,530	8,956	7,918	6%	20%
Home equity	11,222	11,513	12,186	(3%)	(8%)
Automobile loans	11,129	10,983	10,180	1%	9%
Credit card	1,821	1,896	1,863	(4%)	(2%)
Other consumer loans and leases	562	681	736	(17%)	(24%)

Portfolio loans and leases	77,465	77,491	77,423	—	—
Allowance for loan and lease losses	(2,805)	(3,004)	(3,802)	(7%)	(26%)

Portfolio loans and leases, net	74,660	74,487	73,621	—	1%
Bank premises and equipment	2,389	2,389	2,384	—	—
Operating lease equipment	513	479	492	7%	4%
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	55	62	94	(12%)	(41%)
Servicing rights	894	822	725	9%	23%
Other assets	7,967	8,400	7,679	(5%)	4%

Total assets	$110,485	$111,007	$112,651	—	(2%)

Liabilities
Deposits:
Demand	$22,066	$21,413	$19,482	3%	13%
Interest checking	18,597	18,560	19,126	—	(3%)
Savings	21,697	20,903	19,099	4%	14%
Money market	5,184	5,035	4,782	3%	8%
Foreign office	3,569	3,721	2,844	(4%)	25%
Other time	7,043	7,728	11,643	(9%)	(40%)
Certificates - $100,000 and over	4,160	4,287	6,596	(3%)	(37%)
Other	1	1	2	(18%)	(61%)

Total deposits	82,317	81,648	83,574	1%	(2%)
Federal funds purchased	332	279	271	19%	22%
Other short-term borrowings	1,297	1,574	1,359	(18%)	(5%)
Accrued taxes, interest and expenses	844	889	633	(5%)	33%
Other liabilities	2,948	2,979	2,459	(1%)	20%
Long-term debt	10,555	9,558	10,947	10%	(4%)

Total liabilities	98,293	96,927	99,243	1%	(1%)
Equity
Common stock	2,051	1,779	1,779	15%	15%
Preferred stock	398	3,654	3,620	(89%)	(89%)
Capital surplus	2,824	1,715	1,753	65%	61%
Retained earnings	6,752	6,719	6,169	—	9%
Accumulated other comprehensive income	263	314	288	(16%)	(9%)
Treasury stock	(125)	(130)	(201)	(4%)	(38%)

Total Bancorp shareholders’ equity	12,163	14,051	13,408	(13%)	(9%)
Noncontrolling interest	29	29	—	—	NM

Total Equity	12,192	14,080	13,408	(13%)	(9%)

Total liabilities and equity	$110,485	$111,007	$112,651	—	(2%)

(a) Amortized cost	$14,707	$14,919	$16,523	(1%)	(11%)
(b) Market values	346	353	355	(2%)	(2%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	918,728	796,273	794,816	15%	16%
Treasury	5,165	5,232	6,688	(1%)	(23%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	March 2011	December 2010	September 2010	June 2010	March 2010
Assets
Cash and due from banks	$2,121	$2,159	$2,215	$2,216	$2,133
Available-for-sale and other securities (a)	15,135	15,414	15,975	16,021	16,935
Held-to-maturity securities (b)	346	353	354	354	355
Trading securities	216	294	320	270	305
Other short-term investments	2,481	1,515	3,271	4,322	3,904
Loans held for sale	1,291	2,216	2,733	2,150	1,607
Portfolio loans and leases:
Commercial and industrial loans	27,344	27,191	26,302	26,008	26,131
Commercial mortgage loans	10,510	10,845	10,985	11,481	11,744
Commercial construction loans	1,980	2,048	2,349	2,965	3,277
Commercial leases	3,367	3,378	3,304	3,271	3,388
Residential mortgage loans	9,530	8,956	7,975	7,707	7,918
Home equity	11,222	11,513	11,774	11,987	12,186
Automobile loans	11,129	10,983	10,738	10,285	10,180
Credit card	1,821	1,896	1,832	1,841	1,863
Other consumer loans and leases	562	681	750	687	736

Portfolio loans and leases	77,465	77,491	76,009	76,232	77,423
Allowance for loan and lease losses	(2,805)	(3,004)	(3,194)	(3,693)	(3,802)

Portfolio loans and leases, net	74,660	74,487	72,815	72,539	73,621
Bank premises and equipment	2,389	2,389	2,377	2,374	2,384
Operating lease equipment	513	479	470	489	492
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	55	62	72	83	94
Servicing rights	894	822	599	646	725
Other assets	7,967	8,400	8,704	8,144	7,679

Total assets	$110,485	$111,007	$112,322	$112,025	$112,651

Liabilities
Deposits:
Demand	$22,066	$21,413	$20,109	$19,256	$19,482
Interest checking	18,597	18,560	17,225	17,759	19,126
Savings	21,697	20,903	20,260	19,646	19,099
Money market	5,184	5,035	5,064	4,666	4,782
Foreign office	3,569	3,721	3,807	3,430	2,844
Other time	7,043	7,728	9,379	10,966	11,643
Certificates - $100,000 and over	4,160	4,287	5,515	6,389	6,596
Other	1	1	3	3	2

Total deposits	82,317	81,648	81,362	82,115	83,574
Federal funds purchased	332	279	368	240	271
Other short-term borrowings	1,297	1,574	1,775	1,556	1,359
Accrued taxes, interest and expenses	844	889	869	721	633
Other liabilities	2,948	2,979	3,082	2,703	2,459
Long-term debt	10,555	9,558	10,953	10,989	10,947

Total liabilities	98,293	96,927	98,409	98,324	99,243
Equity
Common stock	2,051	1,779	1,779	1,779	1,779
Preferred stock	398	3,654	3,642	3,631	3,620
Capital surplus	2,824	1,715	1,707	1,696	1,753
Retained earnings	6,752	6,719	6,456	6,289	6,169
Accumulated other comprehensive income	263	314	432	440	288
Treasury stock	(125)	(130)	(132)	(134)	(201)

Total Bancorp shareholders’ equity	12,163	14,051	13,884	13,701	13,408
Noncontrolling interest	29	29	29	—	—

Total Equity	12,192	14,080	13,913	13,701	13,408

Total liabilities and equity	$110,485	$111,007	$112,322	$112,025	$112,651

(a) Amortized cost	$14,707	$14,919	$15,308	$15,356	$16,523
(b) Market values	346	353	354	354	355
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	918,728	796,273	796,283	796,320	794,816
Treasury	5,165	5,232	5,221	5,184	6,688

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended
	March 2011	March 2010
Total equity, beginning	$14,080	$13,497
Net income (loss) attributable to Bancorp	265	(10)
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(44)	51
Qualifying cash flow hedges	(9)	(6)
Change in accumulated other comprehensive income related to employee benefit plans	2	2

Comprehensive income	214	37
Cash dividends declared:
Common stock	(55)	(8)
Preferred stock	(24)	(51)
Issuance of common stock	1,648	—
TARP repayment	(3,408)	—
Stock-based awards exercised, including treasury shares issued	1	—
Loans repaid (issued) related to exercise of stock-based awards, net	1	—
Redemption of preferred stock warrants issued under TARP CPP	(280)	—
Stock-based compensation expense	15	10
Impact of cumulative effect of change in accounting principle	—	(77)

Total equity, ending	$12,192	$13,408

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	March 2011	December 2010	March 2010	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$27,404	$26,509	$26,299	3%	4%
Commercial mortgage loans	10,816	11,276	11,836	(4%)	(9%)
Commercial construction loans	2,085	2,289	3,781	(9%)	(45%)
Commercial leases	3,364	3,314	3,468	2%	(3%)
Residential mortgage loans	10,736	10,693	9,478	—	13%
Home equity	11,376	11,655	12,338	(2%)	(8%)
Automobile loans	11,070	10,825	10,185	2%	9%
Credit card	1,852	1,844	1,940	—	(5%)
Other consumer loans and leases	676	743	811	(9%)	(17%)
Taxable securities	15,156	15,367	17,240	(1%)	(11%)
Tax exempt securities	197	268	175	(26%)	(49%)
Other short-term investments	1,937	2,431	3,144	(20%)	(38%)

Total interest-earning assets	96,669	97,214	100,695	(1%)	(4%)
Cash and due from banks	2,268	2,284	2,247	(1%)	1%
Other assets	14,897	15,449	14,262	(4%)	4%
Allowance for loan and lease losses	(2,990)	(3,089)	(3,771)	(3%)	(21%)

Total assets	$110,844	$111,858	$113,433	(1%)	(2%)

Liabilities
Interest-bearing liabilities:
Interest checking	$18,539	$17,578	$19,533	5%	(5%)
Savings	21,324	20,602	18,469	4%	15%
Money market	5,136	4,985	4,622	3%	11%
Foreign office	3,580	3,733	2,757	(4%)	30%
Other time	7,363	8,490	12,059	(13%)	(39%)
Certificates - $100,000 and over	4,226	4,858	7,049	(13%)	(40%)
Other	1	9	8	(85%)	(84%)
Federal funds purchased	310	376	220	(18%)	41%
Other short-term borrowings	1,638	1,728	1,449	(5%)	13%
Long-term debt	10,255	10,298	11,489	—	(11%)

Total interest-bearing liabilities	72,372	72,657	77,655	—	(7%)
Demand deposits	21,582	21,066	18,822	2%	15%
Other liabilities	3,809	4,099	3,438	(7%)	11%

Total liabilities	97,763	97,822	99,915	—	(2%)
Equity	13,081	14,036	13,518	(7%)	(3%)

Total liabilities and equity	$110,844	$111,858	$113,433	(1%)	(2%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.45%	4.64%	4.61%
Commercial mortgage loans	4.11%	4.17%	4.20%
Commercial construction loans	3.15%	2.90%	2.92%
Commercial leases	4.17%	4.21%	4.54%
Residential mortgage loans	4.67%	4.64%	5.18%
Home equity	3.96%	3.98%	4.02%
Automobile loans	5.10%	5.41%	6.24%
Credit card	10.43%	10.55%	10.76%
Other consumer loans and leases	18.54%	18.68%	11.87%

Total loans and leases	4.67%	4.78%	4.87%
Taxable securities	3.96%	3.88%	4.23%
Tax exempt securities	4.77%	4.27%	7.08%
Other short-term investments	0.25%	0.25%	0.18%

Total interest-earning assets	4.47%	4.52%	4.62%
Interest-bearing liabilities:
Interest checking	0.28%	0.28%	0.28%
Savings	0.43%	0.45%	0.67%
Money market	0.32%	0.34%	0.46%
Foreign office	0.31%	0.34%	0.34%
Other time	2.36%	2.39%	2.75%
Certificates - $100,000 and over	1.99%	1.94%	2.16%
Other	0.05%	0.26%	0.02%
Federal funds purchased	0.14%	0.19%	0.13%
Other short-term borrowings	0.19%	0.19%	0.23%
Long-term debt	2.95%	2.72%	2.64%

Total interest-bearing liabilities	1.02%	1.04%	1.29%
Ratios:
Net interest margin (taxable equivalent)	3.71%	3.75%	3.63%
Net interest rate spread (taxable equivalent)	3.45%	3.48%	3.33%
Interest-bearing liabilities to interest-earning assets	74.87%	74.74%	77.12%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Assets
Interest-earning assets:
Commercial and industrial loans	$27,404	$26,509	$26,348	$26,179	$26,299
Commercial mortgage loans	10,816	11,276	11,462	11,772	11,836
Commercial construction loans	2,085	2,289	2,955	3,258	3,781
Commercial leases	3,364	3,314	3,257	3,336	3,468
Residential mortgage loans	10,736	10,693	9,897	9,390	9,478
Home equity	11,376	11,655	11,897	12,102	12,338
Automobile loans	11,070	10,825	10,517	10,170	10,185
Credit card	1,852	1,844	1,838	1,859	1,940
Other consumer loans and leases	676	743	683	741	811
Taxable securities	15,156	15,367	15,580	16,263	17,240
Tax exempt securities	197	268	273	343	175
Other short-term investments	1,937	2,431	3,456	4,285	3,144

Total interest-earning assets	96,669	97,214	98,163	99,698	100,695
Cash and due from banks	2,268	2,284	2,283	2,163	2,247
Other assets	14,897	15,449	15,088	14,550	14,262
Allowance for loan and lease losses	(2,990)	(3,089)	(3,680)	(3,798)	(3,771)

Total assets	$110,844	$111,858	$111,854	$112,613	$113,433

Liabilities
Interest-bearing liabilities:
Interest checking	$18,539	$17,578	$17,142	$18,652	$19,533
Savings	21,324	20,602	19,905	19,446	18,469
Money market	5,136	4,985	4,940	4,679	4,622
Foreign office	3,580	3,733	3,592	3,325	2,757
Other time	7,363	8,490	10,261	11,336	12,059
Certificates - $100,000 and over	4,226	4,858	6,096	6,354	7,049
Other	1	9	4	5	8
Federal funds purchased	310	376	302	264	220
Other short-term borrowings	1,638	1,728	1,880	1,478	1,449
Long-term debt	10,255	10,298	10,954	10,876	11,489

Total interest-bearing liabilities	72,372	72,657	75,076	76,415	77,655
Demand deposits	21,582	21,066	19,362	19,406	18,822
Other liabilities	3,809	4,099	3,544	3,229	3,438

Total liabilities	97,763	97,822	97,982	99,050	99,915
Equity	13,081	14,036	13,872	13,563	13,518

Total liabilities and equity	$110,844	$111,858	$111,854	$112,613	$113,433

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.45%	4.64%	4.81%	4.75%	4.61%
Commercial mortgage loans	4.11%	4.17%	3.97%	4.10%	4.20%
Commercial construction loans	3.15%	2.90%	3.06%	3.15%	2.92%
Commercial leases	4.17%	4.21%	4.34%	4.51%	4.54%
Residential mortgage loans	4.67%	4.64%	4.81%	4.77%	5.18%
Home equity	3.96%	3.98%	3.99%	4.01%	4.02%
Automobile loans	5.10%	5.41%	5.71%	6.01%	6.24%
Credit card	10.43%	10.55%	10.70%	10.91%	10.76%
Other consumer loans and leases	18.54%	18.68%	18.59%	13.65%	11.87%

Total loans and leases	4.67%	4.78%	4.85%	4.86%	4.87%
Taxable securities	3.96%	3.88%	4.06%	3.96%	4.23%
Tax exempt securities	4.77%	4.27%	4.05%	3.82%	7.08%
Other short-term investments	0.25%	0.25%	0.36%	0.20%	0.18%

Total interest-earning assets	4.47%	4.52%	4.57%	4.51%	4.62%
Interest-bearing liabilities:
Interest checking	0.28%	0.28%	0.29%	0.30%	0.28%
Savings	0.43%	0.45%	0.48%	0.60%	0.67%
Money market	0.32%	0.34%	0.39%	0.42%	0.46%
Foreign office	0.31%	0.34%	0.38%	0.36%	0.34%
Other time	2.36%	2.39%	2.57%	2.70%	2.75%
Certificates - $100,000 and over	1.99%	1.94%	1.95%	2.13%	2.16%
Other	0.05%	0.26%	0.09%	0.10%	0.02%
Federal funds purchased	0.14%	0.19%	0.17%	0.17%	0.13%
Other short-term borrowings	0.19%	0.19%	0.21%	0.21%	0.23%
Long-term debt	2.95%	2.72%	2.61%	2.64%	2.64%

Total interest-bearing liabilities	1.02%	1.04%	1.13%	1.23%	1.29%
Ratios:
Net interest margin (taxable equivalent)	3.71%	3.75%	3.70%	3.57%	3.63%
Net interest rate spread (taxable equivalent)	3.45%	3.48%	3.44%	3.28%	3.33%
Interest-bearing liabilities to interest-earning assets	74.87%	74.74%	76.48%	76.65%	77.12%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Average Loans and Leases
Commercial:
Commercial and industrial loans	$27,331	$26,338	$26,344	$26,176	$26,294
Commercial mortgage loans	10,685	10,985	11,375	11,659	11,708
Commercial construction loans	2,030	2,171	2,885	3,160	3,700
Commercial leases	3,364	3,314	3,257	3,336	3,467

Subtotal - commercial	43,410	42,808	43,861	44,331	45,169
Consumer:
Residential mortgage loans	9,282	8,382	7,837	7,805	7,976
Home equity	11,376	11,655	11,897	12,102	12,338
Automobile loans	11,070	10,825	10,517	10,170	10,185
Credit card	1,852	1,844	1,838	1,859	1,940
Other consumer loans and leases	646	722	667	706	773

Subtotal - consumer	34,226	33,428	32,756	32,642	33,212

Total average loans and leases (excluding held for sale)	$77,636	$76,236	$76,617	$76,973	$78,381

Average loans held for sale	1,743	2,912	2,237	1,834	1,756

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$27,344	$27,191	$26,302	$26,008	$26,131
Commercial mortgage loans	10,510	10,845	10,985	11,481	11,744
Commercial construction loans	1,980	2,048	2,349	2,965	3,277
Commercial leases	3,367	3,378	3,304	3,271	3,388

Subtotal - commercial	43,201	43,462	42,940	43,725	44,540
Consumer:
Residential mortgage loans	9,530	8,956	7,975	7,707	7,918
Home equity	11,222	11,513	11,774	11,987	12,186
Automobile loans	11,129	10,983	10,738	10,285	10,180
Credit card	1,821	1,896	1,832	1,841	1,863
Other consumer loans and leases	562	681	750	687	736

Subtotal - consumer	34,264	34,029	33,069	32,507	32,883

Total portfolio loans and leases	$77,465	$77,491	$76,009	$76,232	$77,423

Core business activity	1,076	1,922	2,034	1,983	1,364
Portfolio management activity	216	294	699	167	243

Total loans held for sale	1,291	2,216	2,733	2,150	1,607

Operating lease equipment	513	479	470	489	492

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	547	490	452	492	503
Commercial mortgage loans	328	337	335	315	291
Commercial construction loans	56	55	55	43	134
Commercial leases	118	125	133	143	146
Residential mortgage loans	55,447	54,234	52,433	51,325	50,293
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	56,496	55,241	53,408	52,318	51,367

Total loans and leases serviced	$135,765	$135,427	$132,620	$131,189	$130,889

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	March 2011	December 2010	September 2010	June 2010	March 2010
Tier I Capital:
Bancorp shareholders’ equity	$12,163	$14,051	$13,884	$13,701	$13,408
Goodwill and certain other intangibles	(2,557)	(2,546)	(2,525)	(2,537)	(2,556)
Unrealized (gains) losses	(263)	(314)	(432)	(440)	(288)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,763
Other	12	11	8	(25)	(30)

Total tier I capital	$12,118	$13,965	$13,698	$13,462	$13,297

Total risk-based capital:
Tier I capital	$12,118	$13,965	$13,698	$13,462	$13,297
Qualifying allowance for credit losses	1,264	1,278	1,265	1,267	1,277
Qualifying subordinated notes	2,780	2,930	3,114	3,012	2,843

Total risk-based capital	$16,162	$18,173	$18,077	$17,741	$17,417

Risk-weighted assets (b)	$99,240	$100,193	$98,904	$98,604	$99,281

Ratios:
Average shareholders’ equity to average assets	11.77%	12.52%	12.38%	12.04%	11.92%

Regulatory capital:

Fifth Third Bancorp
Tier I capital	12.21%	13.94%	13.85%	13.65%	13.39%
Total risk-based capital	16.29%	18.14%	18.28%	17.99%	17.54%
Tier I leverage	11.20%	12.79%	12.54%	12.24%	12.00%
Tier I common equity	9.00%	7.50%	7.34%	7.17%	6.96%

Fifth Third Bank
Tier I capital	13.63%	13.18%	14.48%	14.23%	13.88%
Total risk-based capital	15.50%	15.17%	16.49%	16.24%	15.88%
Tier I leverage	12.48%	12.08%	13.10%	12.75%	12.41%
Tier I common equity	13.62%	13.18%	14.48%	14.23%	13.88%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$27,331	$26,338	$26,344	$26,176	$26,294
Commercial mortgage loans	10,685	10,985	11,375	11,659	11,708
Commercial construction loans	2,030	2,171	2,885	3,160	3,700
Commercial leases	3,364	3,314	3,257	3,336	3,467
Residential mortgage loans	9,282	8,382	7,837	7,805	7,976
Home equity	11,376	11,655	11,897	12,102	12,338
Automobile loans	11,070	10,825	10,517	10,170	10,185
Credit card	1,852	1,844	1,838	1,859	1,940
Other consumer loans and leases	646	722	667	706	773

Total average loans and leases (excluding held for sale)	$77,636	$76,236	$76,617	$76,973	$78,381

Losses charged off:
Commercial and industrial loans	($90)	($98)	($247)	($111)	($175)
Commercial mortgage loans	(58)	(83)	(271)	(85)	(102)
Commercial construction loans	(27)	(15)	(126)	(45)	(80)
Commercial leases	(1)	(1)	(1)	(1)	(4)
Residential mortgage loans	(67)	(63)	(205)	(85)	(88)
Home equity	(66)	(68)	(69)	(64)	(75)
Automobile loans	(28)	(28)	(27)	(32)	(44)
Credit card	(33)	(35)	(38)	(44)	(46)
Other consumer loans and leases	(27)	(8)	(8)	(5)	(8)

Total losses	(397)	(399)	(992)	(472)	(622)

Recoveries of losses previously charged off:
Commercial and industrial loans	7	13	10	7	14
Commercial mortgage loans	4	3	3	7	3
Commercial construction loans	1	4	5	2	2
Commercial leases	—	4	—	1	—
Residential mortgage loans	2	1	1	—	—
Home equity	3	3	3	3	2
Automobile loans	8	9	10	12	13
Credit card	2	2	2	2	2
Other consumer loans and leases	3	4	2	4	4

Total recoveries	30	43	36	38	40

Net losses charged off:
Commercial and industrial loans	(83)	(85)	(237)	(104)	(161)
Commercial mortgage loans	(54)	(80)	(268)	(78)	(99)
Commercial construction loans	(26)	(11)	(121)	(43)	(78)
Commercial leases	(1)	3	(1)	—	(4)
Residential mortgage loans	(65)	(62)	(204)	(85)	(88)
Home equity	(63)	(65)	(66)	(61)	(73)
Automobile loans	(20)	(19)	(17)	(20)	(31)
Credit card	(31)	(33)	(36)	(42)	(44)
Other consumer loans and leases	(24)	(4)	(6)	(1)	(4)

Total net losses charged off	($367)	($356)	($956)	($434)	($582)

Net charge-off Ratios:
Commercial and industrial loans	1.22%	1.27%	3.57%	1.58%	2.49%
Commercial mortgage loans	2.04%	2.86%	9.34%	2.68%	3.42%
Commercial construction loans	5.24%	1.88%	16.58%	5.46%	8.57%
Commercial leases	0.04%	(0.34%)	0.10%	(0.01%)	0.44%
Residential mortgage loans	2.82%	2.93%	10.37%	4.35%	4.46%
Home equity	2.23%	2.20%	2.19%	2.03%	2.38%
Automobile loans	0.73%	0.68%	0.65%	0.80%	1.27%
Credit card	6.60%	7.12%	7.68%	9.05%	9.23%
Other consumer loans and leases	17.16%	4.09%	3.88%	0.31%	2.07%

Total net charge-off ratio	1.92%	1.86%	4.95%	2.26%	3.01%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$3,004	$3,194	$3,693	$3,802	$3,749
Impact of change in accounting principle	—	—	—	—	45
Total net losses charged off	(367)	(356)	(956)	(434)	(582)
Provision for loan and lease losses	168	166	457	325	590

Allowance for loan and lease losses, ending	$2,805	$3,004	$3,194	$3,693	$3,802

Reserve for unfunded commitments, beginning	$227	$231	$254	$260	$294
Impact of change in accounting principle	—	—	—	—	(43)
Provision for unfunded commitments	(16)	(4)	(23)	(6)	9

Reserve for unfunded commitments, ending	$211	$227	$231	$254	$260

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,805	$3,004	$3,194	$3,693	$3,802
Reserve for unfunded commitments	211	227	231	254	260

Total allowance for credit losses	$3,016	$3,231	$3,425	$3,947	$4,062

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$477	$473	$525	$731	$746
Commercial mortgage loans	415	407	464	773	853
Commercial construction loans	159	182	211	383	479
Commercial leases	11	11	30	45	55
Residential mortgage loans	140	152	124	282	266
Home equity	24	23	23	21	23
Automobile loans	1	1	1	1	1
Other consumer loans and leases	60	84	—	—	—

Total nonaccrual portfolio loans and leases	1,287	1,333	1,378	2,236	2,423
Restructured loans and leases - commercial (non accrual)	149	141	31	48	39
Restructured loans and leases - consumer (non accrual)	209	206	175	246	271

Total nonperforming portfolio loans and leases	1,645	1,680	1,584	2,530	2,733
Repossessed personal property	20	27	29	16	21
Other real estate owned	461	467	469	423	375

Total nonperforming assets (a)	2,126	2,174	2,082	2,969	3,129
Nonaccrual loans held for sale	184	247	680	163	239
Restructured loans - commercial (non accrual) held for sale	32	47	19	4	4

Total nonperforming assets including loans held for sale	$2,342	$2,468	$2,781	$3,136	$3,372

Restructured Consumer loans and leases (accrual)	$1,564	$1,560	$1,588	$1,602	$1,480
Restructured Commercial loans and leases (accrual)	$243	$228	$146	$113	$76

Ninety days past due loans and leases:
Commercial and industrial loans	$8	$16	$29	$48	$63
Commercial mortgage loans	8	11	29	53	44
Commercial construction loans	23	3	5	37	9
Commercial leases	—	—	1	4	4

Total commercial loans and leases	39	30	64	142	120

Residential mortgage loans	98	100	111	107	157
Home equity	84	89	87	90	89
Automobile loans	9	13	13	12	13
Credit card	36	42	42	46	57
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	227	244	253	255	316

Total ninety days past due loans and leases	$266	$274	$317	$397	$436

Ratios
Net losses charged off as a percent of average loans and leases	1.92%	1.86%	4.95%	2.26%	3.01%
Allowance for loan and lease losses:
As a percent of loans and leases	3.62%	3.88%	4.20%	4.85%	4.91%
As a percent of nonperforming loans and leases (a)	170%	179%	202%	146%	139%
As a percent of nonperforming assets (a)	132%	138%	153%	124%	122%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.11%	2.15%	2.07%	3.30%	3.51%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.73%	2.79%	2.72%	3.87%	4.02%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	2.96%	3.08%	3.51%	3.98%	4.24%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	March 2011	December 2010	September 2010	June 2010	March 2010
Total Bancorp shareholders’ equity (U.S. GAAP)	12,163	14,051	13,884	13,701	13,408
Less:
Preferred stock	(398)	(3,654)	(3,642)	(3,631)	(3,620)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(55)	(62)	(72)	(83)	(94)

Tangible common equity, including unrealized gains / losses (a)	9,293	7,918	7,753	7,570	7,277
Less: Accumulated other comprehensive income / loss	(263)	(314)	(432)	(440)	(288)

Tangible common equity, excluding unrealized gains / losses (b)	9,030	7,604	7,321	7,130	6,989
Add back: Preferred stock	398	3,654	3,642	3,631	3,620

Tangible equity (c)	9,428	11,258	10,963	10,761	10,609

Total assets (U.S. GAAP)	110,485	111,007	112,322	112,025	112,651
Less:
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(55)	(62)	(72)	(83)	(94)

Tangible assets, including unrealized gains / losses (d)	108,013	108,528	109,833	109,525	110,140
Less: Accumulated other comprehensive income / loss, before tax	(405)	(483)	(665)	(677)	(443)

Tangible assets, excluding unrealized gains / losses (e)	107,608	108,045	109,168	108,848	109,697

Total Bancorp shareholders’ equity (U.S. GAAP)	12,163	14,051	13,884	13,701	13,408
Goodwill and certain other intangibles	(2,557)	(2,546)	(2,525)	(2,537)	(2,556)
Unrealized gains	(263)	(314)	(432)	(440)	(288)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,763
Other	12	11	8	(25)	(30)

Tier I capital	12,118	13,965	13,698	13,462	13,297
Less:
Preferred stock	(398)	(3,654)	(3,642)	(3,631)	(3,620)
Qualifying trust preferred securities	(2,763)	(2,763)	(2,763)	(2,763)	(2,763)
Qualifying noncontrolling interest in consolidated subsidiaries	(30)	(30)	(30)	—	—

Tier I common equity (f)	8,927	7,518	7,263	7,068	6,914

Common shares outstanding (g)	919	796	796	796	795

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (h)	99,240	100,193	98,904	98,604	99,281

Ratios:
Tangible equity (c) / (e)	8.76%	10.42%	10.04%	9.89%	9.67%
Tangible common equity (excluding unrealized gains/losses) (b) / (e)	8.39%	7.04%	6.70%	6.55%	6.37%
Tangible common equity (including unrealized gains/losses) (a) / (d)	8.60%	7.30%	7.06%	6.91%	6.61%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (b) / (h)	9.10%	7.59%	7.40%	7.23%	7.04%
Tangible book value per share (a) / (g)	10.11	9.94	9.74	9.51	9.16
Tier I common equity (f) / (h)	9.00%	7.50%	7.34%	7.17%	6.96%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended March 31, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	333	336	93	28	94	884
Provision for loan and lease losses	(152)	(113)	(97)	(5)	199	(168)

Net interest income after provision for loan and lease losses	181	223	(4)	23	293	716
Total noninterest income	175	201	116	98	(6)	584
Total noninterest expense	(274)	(392)	(157)	(107)	12	(918)

Net income before taxes	82	32	(45)	14	299	382
Applicable income taxes (a)	7	(11)	16	(5)	(124)	(117)

Net income	89	21	(29)	9	175	265
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	89	21	(29)	9	175	265
Dividends on preferred stock	—	—	—	—	177	177

Net income available to common shareholders	89	21	(29)	9	(2)	88

For the three months ended December 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	357	108	29	35	919
Provision for loan and lease losses	(135)	(117)	(93)	(11)	190	(166)

Net interest income after provision for loan and lease losses	255	240	15	18	225	753
Total noninterest income	170	225	159	90	12	656
Total noninterest expense	(266)	(390)	(157)	(108)	(66)	(987)

Net income before taxes	159	75	17	—	171	422
Applicable income taxes (a)	(17)	(26)	(6)	—	(39)	(88)

Net income	142	49	11	—	132	334
Net income (loss) attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	142	49	11	—	131	333
Dividends on preferred stock	—	—	—	—	63	63

Net income available to common shareholders	142	49	11	—	68	270

For the three months ended September 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	389	381	105	35	6	916
Provision for loan and lease losses	(559)	(150)	(235)	(12)	499	(457)

Net interest income after provision for loan and lease losses	(170)	231	(130)	23	505	459
Total noninterest income	139	227	225	88	148	827
Total noninterest expense	(246)	(387)	(146)	(101)	(99)	(979)

Net income (loss) before taxes	(277)	71	(51)	10	554	307
Applicable income taxes (a)	132	(25)	18	(4)	(190)	(69)

Net income (loss)	(145)	46	(33)	6	364	238
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	(145)	46	(33)	6	364	238
Dividends on preferred stock	—	—	—	—	63	63

Net income (loss) available to common shareholders	(145)	46	(33)	6	301	175

For the three months ended June 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	380	96	36	(15)	887
Provision for loan and lease losses	(188)	(121)	(117)	(8)	109	(325)

Net interest income after provision for loan and lease losses	202	259	(21)	28	94	562
Total noninterest income	164	227	123	87	19	620
Total noninterest expense	(241)	(391)	(139)	(100)	(64)	(935)

Net income (loss) before taxes	125	95	(37)	15	49	247
Applicable income taxes (a)	(9)	(33)	13	(5)	(21)	(55)

Net income (loss)	116	62	(24)	10	28	192
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	116	62	(24)	10	(34)	130

For the three months ended March 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	377	382	109	38	(5)	901
Provision for loan and lease losses	(278)	(153)	(137)	(13)	(9)	(590)

Net interest income after provision for loan and lease losses	99	229	(28)	25	(14)	311
Total noninterest income	161	213	155	91	7	627
Total noninterest expense	(237)	(374)	(118)	(96)	(131)	(956)

Net income (loss) before taxes	23	68	9	20	(138)	(18)
Applicable income taxes (a)	28	(24)	(3)	(7)	14	8

Net income (loss)	51	44	6	13	(124)	(10)
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	51	44	6	13	(186)	(72)

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended March 31, 2011 and December 31, 2010, $4 million for the three months ended September 30, 2010, $5 million for the three months ended June 30, 2010 and $4 million for the three months ended March 31, 2010.